EXHIBIT 99.3


           Consent of Roberto Hernandez Ramirez and Alfredo Harp Helu

     We agree to the reference to us as individuals to be named as directors of Citigroup Inc. as detailed under the captions "Interests of Certain Persons in the Offer" and "Interests of Banacci" in Part Three and under the caption "Election of Directors of Citigroup; Management of Banamex" in Part Four of the Registration Statement (Form S-4 No. 333-62144) and related Prospectus of Citigroup Inc. for the registration of Common Stock, par value US$0.01 per share.



     /s/ Roberto Hernandez Ramirez                 /s/ Alfredo Harp Helu
     ---------------------------------------       --------------------------
     Roberto Hernandez Ramirez                     Alfredo Harp Helu


Mexico, D.F.
June 20, 2001